Exhibit 99.1

CVG REPORTS FIRST QUARTER 2024 RESULTS

EPS of $0.09, Adjusted EBITDA of $12.7 million
Electrical Systems revenues up 1.9% year-over-year despite a softening in end markets
Reaffirming full-year Revenue and Adjusted EBITDA guidance ranges

NEW ALBANY, OHIO (May 6, 2024) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its first quarter ended March 31, 2024.

First Quarter 2024 Highlights (Compared with prior year, where comparisons are noted)
•Revenues of $232.1 million, down 11.6% due primarily to a softening in customer demand, partially offset by an increase in Electrical Systems sales.
•Operating income of $6.6 million, down 55.1%; adjusted operating income of $8.5 million, down 44.8%. The reduction in operating income was driven primarily by lower sales volumes, somewhat offset by reduced SG&A.
•New business wins in the quarter of approximately $45 million when fully ramped; these wins were concentrated in our Electrical Systems segment, but also includes meaningful wins in Vehicle Solutions.
•Net income of $2.9 million, or $0.09 per diluted share and adjusted net income of $4.4 million, or $0.13 per diluted share, compared to net income of $8.7 million, or $0.26 per diluted share and adjusted net income of $9.2 million, or $0.28 per diluted share.
•Adjusted EBITDA of $12.7 million, down 35.9% with an adjusted EBITDA margin of 5.5%, down from 7.5%.

James Ray, President and Chief Executive Officer, said, “CVG’s transformation plan remains on track, despite our first quarter results declining relative to a strong quarter of comparison in the prior year. We made further progress procuring new business wins in the quarter, and we remain laser-focused on driving further operational efficiency improvements and growing our Electrical Systems segment to be our largest business. In line with the expected market softness contemplated in our outlook, we executed focused restructuring actions to address the lower demand environment. We are also taking additional steps to offset inflation and foreign exchange headwinds through customer recoveries and cost reductions. Collectively, we expect these actions to drive improved financial performance.”

Mr. Ray concluded, “I want to thank our talented global teams for their hard work to enable our transformation and drive us forward every day, and I am looking forward to our execution leading to improved financial results throughout fiscal 2024.”

Andy Cheung, Chief Financial Officer, added, “Our first quarter results improved sequentially as we recovered from items that impacted the prior quarter. However, softer market conditions, as well as record quarterly revenue in the prior year period, led to year-over-year declines in revenues and profits. While we are reaffirming our annual guidance ranges for fiscal year 2024, deterioration in construction and agricultural end markets is offsetting the improved Class 8 truck build forecast. In response to these market developments, we are taking proactive cost actions that help underpin our Adjusted EBITDA guidance range. Additionally, our balance sheet remains strong with 1.8x net leverage. Said differently, we are taking actions to proactively address current market conditions, and we expect improved profitability across our core business through the rest of the year.”

First Quarter Financial Results
(amounts in millions except per share data and percentages)

	First Quarter
	2024	2023	$ Change	% Change
Revenues	$232.1	$262.7	$(30.6)	(11.6)%
Gross profit	$26.7	$35.2	$(8.5)	(24.1)%
Gross margin	11.5%	13.4%
Adjusted gross profit [1]	$28.4	$35.9	$(7.5)	(20.9)%
Adjusted gross margin [1]	12.2%	13.7%
Operating income	$6.6	$14.6	$(8.0)	(54.8)%
Operating margin	2.8%	5.6%
Adjusted operating income [1]	$8.5	$15.4	$(6.9)	(44.8)%
Adjusted operating margin [1]	3.7%	5.9%
Net income	$2.9	$8.7	$(5.8)	(66.7)%
Adjusted net income [1]	$4.4	$9.2	$(4.8)	(52.2)%
Earnings per share, diluted	$0.09	$0.26	$(0.17)	(65.4)%
Adjusted earnings per share, diluted [1]	$0.13	$0.28	$(0.15)	(53.6)%
Adjusted EBITDA [1]	$12.7	$19.8	$(7.1)	(35.9)%
Adjusted EBITDA margin [1]	5.5%	7.5%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results

First Quarter 2024 Results
•First quarter 2024 revenues were $232.1 million, compared to $262.7 million in the prior year period, a decrease of 11.6%. The overall decrease in revenues was due to a softening in customer demand, the wind down of certain programs in our Vehicle Solutions segment and a further decline in our Industrial Automation and Aftermarket segments, partially offset by increased sales in Electrical systems.
•Operating income in the first quarter 2024 was $6.6 million compared to $14.6 million in the prior year period. The decrease in operating income was attributable to the impact of lower sales volumes and increased restructuring charges. First quarter 2024 adjusted operating income was $8.5 million, compared to $15.4 million in the prior year period.
•Interest associated with debt and other expenses was $2.3 million and $2.9 million for the first quarter 2024 and 2023, respectively.
•Net income was $2.9 million, or $0.09 per diluted share, for the first quarter 2024 compared to net income of $8.7 million, or $0.26 per diluted share, in the prior year period.

On March 31, 2024, the Company had $17.5 million of outstanding borrowings on its U.S. revolving credit facility and no outstanding borrowings on its China credit facility, $46.8 million of cash and $142.5 million of availability from the credit facilities, resulting in total liquidity of $189.3 million.

First Quarter 2024 Segment Results

Vehicle Solutions Segment
•Revenues were $137.9 million compared to $160.6 million for the prior year period, a decrease of 14.1%, due to lower customer demand and the wind-down of certain programs.
•Operating income was $10.4 million, compared to $13.4 million in the prior year period, a decrease of 22.7%, primarily attributable to lower customer demand and increased freight, somewhat offset by lower SG&A. First quarter 2024 adjusted operating income was $10.9 million compared to $13.5 million in the prior year period.
Electrical Systems Segment
•Revenues were $55.8 million compared to $54.7 million in the prior year period, an increase of 1.9%, primarily as a result of increased pricing.
•Operating income was $2.0 million compared to $6.1 million in the prior year period, a decrease of 66.9%. The decrease in operating income was primarily attributable to restructuring costs, labor inflation, and unfavorable foreign exchange impacts. First quarter 2024 adjusted operating income was $3.1 million compared to $6.1 million in the prior year period.

Aftermarket & Accessories Segment
•Revenues were $34.1 million compared to $37.6 million in the prior year period, a decrease of 9.5%, primarily as a result of lower sales volume due to decreased customer demand.
•Operating income was $4.5 million compared to $5.6 million in the prior year period, a decrease of 18.7%. The decrease in operating income was primarily attributable to lower sales volumes. First quarter 2024 adjusted operating income was $4.6 million compared to $5.6 million in the prior year period.
Industrial Automation Segment
•Revenues were $4.3 million compared to $9.7 million in the prior year period, a decrease of 55.9%, resulted from lower sales volume due to decreased customer demand.
•Operating loss was $2.0 million compared to $0.9 million in the prior year period. The increase in operating loss was primarily attributable to lower sales volumes and higher SG&A. First quarter 2024 adjusted operating loss was $1.9 million compared to a loss of $0.2 million in the prior year period.

Outlook

CVG reaffirmed the following outlook for the full year 2024:

Metric	2024 Outlook ($ millions)
Net Sales	$915 - $1,015
Adjusted EBITDA	$60 - $73

This outlook reflects among others, current industry forecasts for North America Class 8 truck builds. According to ACT Research, 2024 North American Class 8 truck production levels are expected to be at 305,000 units. The 2023 actual Class 8 truck builds according to the ACT Research was 340,247 units.

Agriculture and construction market conditions have deteriorated relative to our prior update in March 2024. Based on industry data, we now project segments within global agriculture and construction market demand to be flat to down 10% in 2024.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, May 7, 2024, at 10:00 a.m. ET. Management intends to reference the Q1 2024 Earnings Call Presentation during the conference call. To participate, dial (800) 549-8228 using conference code 16332. International participants dial (646) 564-2877 using conference code 16332.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 660-6264 using access code 16332 and international callers can dial (646) 517-3975 using access code 16332.

Company Contact
Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Other Information

Throughout this document, certain numbers in the tables or elsewhere may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2024 and 2023
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenues	$232,068	$262,709
Cost of revenues	205,403	227,500
Gross profit	26,665	35,209
Selling, general and administrative expenses	20,093	20,565
Operating income	6,572	14,644
Other expense (income)	212	(202)
Interest expense	2,251	2,890
Income before provision for income taxes	4,109	11,956
Provision for income taxes	1,170	3,256
Net income	$2,939	$8,700
Earnings per Common Share:
Basic	$0.09	$0.26
Diluted	$0.09	$0.26
Weighted average shares outstanding:
Basic	33,325	32,868
Diluted	33,403	33,182

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	March 31, 2024	December 31, 2023
Current assets:
Cash	$46,816	$37,848
Accounts receivable, net	145,140	133,949
Inventories	127,454	128,082
Other current assets	36,786	27,863
Total current assets	356,196	327,742
Property, plant and equipment, net	73,865	73,468
Intangible assets, net	8,453	11,222
Deferred income taxes	33,016	33,568
Other assets, net	37,715	37,214
Total assets	$509,245	$483,214
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$90,401	$77,314
Accrued liabilities and other	48,158	52,562
Current portion of long-term debt and short-term debt	16,406	15,313
Total current liabilities	154,965	145,189
Long-term debt	139,330	126,201
Pension and other post-retirement benefits	9,536	9,196
Other long-term liabilities	29,875	29,696
Total liabilities	$333,706	$310,282
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	333	333
Treasury stock	(16,152)	(16,150)
Additional paid-in capital	265,881	265,217
Retained deficit	(43,245)	(46,184)
Accumulated other comprehensive loss	(31,278)	(30,284)
Total stockholders’ equity	175,539	172,932
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$509,245	$483,214

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	Vehicle Solutions		Electrical Systems		Aftermarket and Accessories		Industrial Automation		Corporate/Other		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Revenues	$137,910	$160,584	$55,795	$54,749	$34,061	$37,629	$4,302	$9,747	$—	$—	$232,068	$262,709
Gross profit	16,229	19,471	4,553	8,297	6,439	7,227	(556)	214	—	—	26,665	35,209
Selling, general & administrative expenses	5,877	6,077	2,542	2,227	1,907	1,650	1,439	1,076	8,328	9,535	20,093	20,565
Operating income (loss)	$10,352	$13,394	$2,011	$6,070	$4,532	$5,577	$(1,995)	$(862)	$(8,328)	$(9,535)	$6,572	$14,644

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended
	March 31, 2024	March 31, 2023
Gross profit	$26,665	$35,209
Restructuring	1,702	690
Adjusted gross profit	$28,367	$35,899
% of revenues	12.2%	13.7%

	Three Months Ended
	March 31, 2024	March 31, 2023
Operating income (loss)	$6,572	$14,644
Restructuring	1,897	713
Total operating income adjustments	1,897	713
Adjusted operating income	$8,469	$15,357
% of revenues	3.6%	5.8%

	Three Months Ended
	March 31, 2024	March 31, 2023
Net income	$2,939	$8,700
Operating income adjustments	1,897	713
Adjusted provision for income taxes[1]	(474)	(178)
Adjusted net income	$4,362	$9,235

Diluted EPS	$0.09	$0.26
Adjustments to diluted EPS	$0.04	$0.02
Adjusted diluted EPS	$0.13	$0.28
1.Reported Tax Provision adjusted for tax effect of special charges at 25%

	Three Months Ended
	March 31, 2024	March 31, 2023
Net income	$2,939	$8,700
Interest expense	2,251	2,890
Provision for income taxes	1,170	3,256
Depreciation expense	3,709	3,430
Amortization expense	763	832
EBITDA	$10,832	$19,108
% of revenues	4.7%	7.3%

EBITDA adjustments
Restructuring	$1,897	$713
Adjusted EBITDA	$12,729	$19,821
% of revenues	5.5%	7.5%

	Three Months Ended March 31, 2024
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$10,352	$2,011	$4,532	$(1,995)	$(8,328)	$6,572
Restructuring	533	1,091	34	75	164	1,897
Adjusted operating income (loss)	$10,885	$3,102	$4,566	$(1,920)	$(8,164)	$8,469
% of revenues	7.9%	5.6%	13.4%	(44.6)%		3.6%

	Three Months Ended March 31, 2023
	Vehicle Solutions	Electrical Systems	Aftermarket and Accessories	Industrial Automation	Corporate/Other	Total
Operating income (loss)	$13,394	$6,070	$5,577	$(862)	$(9,535)	$14,644
Restructuring	83	8	—	622		$713
Adjusted operating income (loss)	$13,477	$6,078	$5,577	$(240)	$(9,535)	$15,357
% of revenues	8.4%	11.1%	14.8%	(2.5)%		5.8%

	Three Months Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities	$(2,356)	$58
Purchases of property, plant and equipment	(5,059)	(3,321)
Free cash flow	$(7,415)	$(3,263)

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.